Exhibit 99.5

(English Translation)

SECURITY DEPOSIT AGREEMENT

Party A: The People’s Government of Qianhong Village, Lin’an, Zhejiang Province (“Party A”)

Party B: Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Party B”)

Party A and Party B enter into the following agreement pursuant to relevant laws and regulations on land administration in the People’s Republic of China:

1.	Party B intends to launch an herbal plantation project in Qianhong Village.

2.	Party A agrees to lease state-owned industrial land of 28 Mu and forestry land of 295 Mu to Party B for its planning and use.

3.
Lease price and payment: Party B shall lease the industrial land for RMB 300,000 per Mu (RMB 8,400,000 total) for a term of 30 years. Party B shall also lease the forestry land for RMB 73,220 per Mu (RMB 21,600,000 total) for a term of 30 years. Party A shall be responsible for coordinating with the relevant local government and residents for the transfer of land. All lease amount shall be payable in a one-time payment.

4.	During the term of the lease, Party B may sublease or subcontract the land according to its actual need, and Party B shall be entitled to any revenue generated from such sublease or subcontract.

5.
Within one month from executing this Agreement, Party B shall pay a security deposit of RMB 7,000,000, which amount shall be applied toward the registered capital of a new company subordinate to Party B (the “New Company”). The New Company shall pay taxes in Qianhong Village in accordance with the relevant tax laws and regulations.

6.	Tax Exemptions: Party B shall be entitled to such tax exemptions that are applicable to leading agricultural and plantation companies in accordance with relevant government regulations.

7.	This Agreement shall become effective upon execution. This Agreement shall be executed into four duplicates. Each party shall hold two duplicates.

Party A: [signature and stamp] The Government of Qianhong Village, Linan, Zhejiang Province

Party B: [signature and stamp] Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.

February 27, 2010.